Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces First Quarter Results

BRISBANE, CALIF. — November 4, 2010 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the first quarter ended October 2, 2010.  In the first quarter of fiscal 2011, we closed 24 PH8 stores, whose results have been presented as discontinued operations for all periods herein.  Included in the results from continuing operations are the 25 PH8 stores we believe will close during the remainder of the fiscal year with the majority closing in the fiscal second quarter.

Net sales from continuing operations for the first quarter of fiscal 2011 were $117.9 million, a decrease of 2.4 percent compared to $120.8 million for the fiscal quarter ended October 3, 2009. As previously reported, comparable store sales for the fiscal quarter ended October 2, 2010 decreased 4.7 percent compared to a decrease of 25.7 percent in the prior year.

Gross margin from continuing operations as a percentage of net sales increased to 39.1 percent in the first quarter of fiscal 2011, compared to 36.1 percent in the year ago period.  The 300 basis point improvement in gross margin as a percent of net sales was driven by a 340 basis point improvement in merchandise margins as a result of lower markdowns offset by unfavorable occupancy leverage.

SG&A expenses from continuing operations for the first quarter of fiscal 2011 were $47.5 million or 40.2 percent of net sales compared to prior year’s SG&A expenses of $47.5 million, or 39.3 percent of net sales.

The tax rate benefit in the first quarter of fiscal 2011 was 40.1 percent compared to the prior year’s 28.1 percent rate.  While the effective tax rate is expected to fluctuate from quarter to quarter due to discrete items, the rate was affected by higher tax exempt income as a percentage of taxable income, a change in tax treatment related to stock option exchange in the prior period, and adjustments of temporary and permanent items in the prior period.

Operating loss from continuing operations for the first quarter of fiscal 2011 was $1.1 million or 1.0 percent of net sales, compared to an operating loss of $2.9 million or 2.3% of net sales for the same period of the prior year.  During the quarter, the Company had a net loss from continuing operations of $675,000 or $0.01 per share on 84.7 million shares outstanding, compared to a net loss of $2.4 million or $0.03 per share on 86.8 million shares outstanding in the prior year fiscal first quarter.

The 24 PH8 locations closed during the first fiscal quarter 2011 had a net loss from discontinued operations of $478,000 or $0.01 per share on 84.7 million shares outstanding, compared to a net loss of $1.7 million or $0.02 per share on 86.8 million shares outstanding in the prior year fiscal first quarter.

In the first fiscal quarter of 2011, the 25 PH8 stores included in the continuing operations had a pre-tax loss of $1.3 million or $0.01 per share, after taking into account the effective tax rate of 39.4 percent, compared to a pre-tax loss of $1.6 million or $0.01 per share, after taking into account the effective tax rate of 40.2 percent in the prior year fiscal first quarter.

During the quarter ended October 2, 2010, the company closed 24 PH8 stores, opened 1 new bebe store, 1 new 2b store and ended the quarter with 276 stores.  Total square footage at the end of the quarter was approximately 1,077,000, representing a 7 percent decrease in square footage over the end of the prior year.

For the current year fiscal first quarter, the Company’s capital expenditures were approximately $3 million and depreciation expense was approximately $6 million.

For the second quarter of fiscal 2011, assuming we close all of the remaining PH8 stores, the Company currently anticipates comparable store sales in the flat to low single digit positive range and depending on actual sales and markdowns net earnings from continuing operations are expected to be in the range of $0.02 to $0.06 of net income per share based on 84.5 million diluted weighted average shares outstanding versus net income of $0.09 per share based on 86.8 million diluted weighted average shares outstanding in the second quarter of fiscal 2010.  This projection excludes PH8 discontinued operations and any lease liabilities associated with the closure of 25 PH8 stores by the end of the fiscal second quarter. We are currently not anticipating gross margin expansion for the second quarter when compared to the prior year due to an anticipated increase in product costs on imports from China.  In addition, we expect our SG&A expenses to be slightly higher as a result of the $1.1 million initial recognition of the gift card breakage income recorded in the SG&A expenses in the prior year.

Inventories excluding PH8 at the end of the second quarter are anticipated to increase in the mid to high teens range compared to a 16 percent decrease in the prior year period.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-0531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 16851442.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 276 stores, of which 214 are bebe stores, 25 are PH8 stores, 36 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 2,	October 3,
	2010	2009
Assets

Cash and equivalents	$104,682	$80,710
Available for sale securities	51,941	38,477
Trading securities	—	69,460
Auction rate securities written put option	—	12,106
Inventories, net	37,791	36,483
Total current assets	224,826	283,433
Available for sale securities	87,139	120,431
Property and equipment, net	99,726	120,187
Total assets	445,492	554,959

Liabilities and Shareholders’ Equity

Total current liabilities	$44,199	$48,608
Total liabilities	88,448	96,647
Total shareholders’ equity	357,044	458,312
Total liabilities and shareholders’ equity	445,492	554,959

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended
	October 2,		October 3,
	2010	%	2009	%

Net sales	$117,899	100.0%	$120,762	100.0%

Cost of sales, including production and occupancy	71,856	60.9	77,219	63.9

Gross margin	46,043	39.1	43,543	36.1

Selling, general and administrative expenses	47,450	40.2	47,484	39.3

Operating loss from continuing operations	(1,407)	(1.1)	(3,941)	(3.2)

Interest and other income, net	280	0.1	1,042	0.9

Loss from continuing operations before income taxes	(1,127)	(1.0)	(2,899)	(2.3)
Income tax benefit	(452)	(0.4)	(465)	(0.4)

Loss from continuing operations	(675)	(0.6)	(2,434)	(1.9)

Loss from discontined operations, net of tax	(478)	(0.4)	(1,748)	(1.4)

Net loss	$(1,153)	(1.0)%	$(4,182)	(3.3)%

Basic per share amounts:
Loss from continuing operations	$(0.01)		$(0.03)
Loss from discontinued operations	(0.00)		(0.02)
Net loss	$(0.01)		$(0.05)

Diluted per share amounts:
Loss from continuing operations	$(0.01)		$(0.03)
Loss from discontinuing operations	(0.00)		(0.02)
Net loss	$(0.01)		$(0.05)

Basic weighted average shares outstanding	84,735		86,766
Diluted weighted average shares outstanding	84,735		86,766

Number of stores open at beginning of period	298		308
Number of stores opened during period	2		2
Number of stores closed during period	24		3
Number of stores open at end of period	276		307

Number of stores expanded/relocated during period	3		0

Total square footage at end of period (000’s)	1,077		1,155